Exhibit 4.28

Gaohuiqiangxue Software (Hainan) Co., Ltd.

Investment Agreement

April 2023

Gaohuiqiangxue Software (Hainan) Co., Ltd.

Investment Agreement

This Investment Agreement (hereinafter referred to as the “Agreement”) is entered into on April 28, 2023 (hereinafter “Signing Date”) in Beijing, the People's Republic of China (hereinafter referred to as “China” and for the purpose of this Agreement excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region of China) by and between the following parties:

(1)

Gaohuiqiangxue Software (Hainan) Co., Ltd. (hereinafter “Target Company”), a limited liability company legally established and validly existing under the laws of China, with its basic information as set out in Schedule I.

(2)

Yichun Gaohui Qiangxue Technology Services Co., Ltd. (hereinafter “Yichun Gaohui”), a limited liability company legally established and validly existing under the laws of China, with its basic information as set out in Schedule I.

(3)	The entities listed in Schedule IV to this Agreement (hereinafter “restructured Company Group entities”);

(4)

Beijing Tarena Jinqiao Technology Co., Ltd. (hereinafter the “Current Shareholder”), a limited liability company legally established and validly existing under the laws of China, with its registered office at 501-7, Block A, Building 1, No. 195 Courtyard, East Huilongguan Street, Changping District, Beijing, being the Current Shareholder of the Target Company;

(5)

Beijing Weike Xinneng Education Technology Co., Ltd. (hereinafter “Beijing Weike”), a limited liability company legally established and validly existing under the laws of China, with its registered office at Room 1874, South Office, Floor 10, New Materials Venture Building, No. 7 Middle Fenghui Road, Haidian District, Beijing;

(6)	Han Shaoyun (hereinafter “Mr. Han” and collectively with Beijing Weike, the “Investors”), a Chinese citizen, with ID card number ***, residing at: ***.

The companies and the individual referred to in Items (1) to (6) above are referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

(1)

The Target Company is a limited liability company registered under the laws of China with the Chengmai County Market Regulation Administration, Hainan Province, and Yichun Gaohui is a 100%-owned subsidiary of the Target Company. As at the date of signing this Agreement, the registered and paid-in capital of the Target Company is CNY TEN MILLION (¥10,000,000);

(2)	As at the date of signing this Agreement, the Current Shareholder holds an aggregate of 100% equity in the Target Company;

(3)	The Investors intend to invest in the Target Company by means of a capital increase and the Current Shareholder agrees to the Investors' investment in the Target Company.

For this purpose, the Parties have reached the following contractual terms through friendly negotiations in respect of the Investors' investment in the Target Company:

Article I Definition

1.1	For the purposes of this Agreement, unless the context of the relevant provision of this Agreement otherwise requires, the following terms shall have the meanings set out below:

Target Company	refers to Gaohuiqiangxue Software (Hainan) Co., Ltd.;
Company Group

refers to the Target Company, Yichun Gaohui, restructured Company Group entities (For the avoidance of doubt, any restructured Company Group entities shall assume the relevant rights and obligations of the

Company Group under this Agreement only after becoming a wholly-owned subsidiary of the Target Company and/or Yichun Gaohui, unless otherwise expressly agreed in this Agreement) and the entities controlled by the aforementioned entities (if any);

Investors	refer to Beijing Weike Xinneng Education Technology Co., Ltd. and Han Shaoyun;
Current Shareholder	refers to Beijing Tarena Jinqiao Technology Co., Ltd.;
Non-controlling shareholders	refer to Beijing Tarena Jinqiao Technology Co., Ltd. and Han Shaoyun;
This investment

refers to that the Investors make a capital increase in the Target Company and obtain the newly increased registered capital of CNY FORTY MILLION (¥40,000,000) (representing 80% of the equity in the Target Company upon completion of this investment) in the Target Company in accordance with the terms and conditions set out in this Agreement;

Investment Funds	shall have the meaning set out in Article 2.1 of this Agreement and shall be in the amount of CNY FIFTY MILLION (¥50,000,000);
Preconditions	refer to the conditions precedent to the payment of the Investment Funds by the Investors as set out in Article 3.1 of this Agreement;
Tarena Group	Tarena International, Inc., Tarena Technology Group Co., Ltd., Beijing Tarena Jinqiao Technology Co., Ltd. and the entities controlled by the aforementioned entities
Transition period	refers to the period between the Signing Date of this Agreement and the Closing Date;

Day	refers to calendar day;
Working days

refers to the statutory working days in the People's Republic of China (for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region of China), i.e. the solar calendar days excluding the days off and statutory holidays;

Affiliate

In the case of an enterprise or legal person, an affiliate  refers to: (1) an enterprise, legal person or person that is directly or indirectly controlled by it, directly or indirectly control it or with whom it is directly or indirectly controlled by a third party, (2) an enterprise, legal person or person holding more than 5% equity in the enterprise or legal person, (3) any director, supervisor and senior executive of the enterprise or legal person, and (4) close family members of the aforementioned persons (specifically their spouses, parents and parents of their spouses, siblings and their spouses, children who have reached the age of 18 and their spouses, siblings of their spouses and parents of their children's spouses); In the case of a natural person, an affiliate refers to any of the natural person's close family members and any enterprise or legal person that he or any of his close family members directly or indirectly controls or in which he or any of his close family members act as a director, supervisor or senior executive;

Control

In the case of the relationship between two or more entities, “control” refers to the right to directly, indirectly, or as a trustee or executor, give instructions on the business, affairs, management or decision-making of an entity or to instruct others to give such instructions, whether through the ownership of equity, voting right or voting securities, or as a trustee or executor, whether under the contract, agreement, trust or otherwise, including (i) directly or indirectly owning more than fifty percent (50%) (inclusive) of the issued shares or equity of the entity, (ii) directly or indirectly owning more than fifty percent (50%) (inclusive) of the voting rights of the entity, or (iii) directly or indirectly having the right to appoint most of the members of the Board of Directors or similar management organizations of the entity;

M&A events

An M&A event refers to one or a series of transactions that may result in the following: (i) An merger, transfer, additional issues, acquisition, business integration or other forms of transactions of the Company Group that result in: (A) The aggregate ratio of the voting rights held by the shareholders of the Target Company at that time in the entity upon the completion of the transaction is less than fifty percent (50%), or (B) the power to control fifty percent (50%) of the voting rights or a majority of the seats on the Board of Directors of the Target Company or a similar power is transferred (including but not limited to a transfer from one party to another and a change from no party having such power to one party having it); (ii) The Company Group sells, transfers or otherwise disposes of all or the vast majority of its assets., or (iii) the Company Group assigns or exclusively licenses all or the vast majority of its intellectual property rights to a third party;

Encumbrance	refers to security of any nature, including but not limited to any mortgage, collateral, pledge, lien, collateral assignment or other encumbrance on any property right;
Restructuring	refers to the Restructuring Agreement entered into on April 28, 2023 by and between the Target Company,

Agreement	Yichun Gaohui, the Current Shareholder and other related parties.

1.2	In this Agreement, unless the context otherwise requires,
(1)

Any reference to any document (including this Agreement) shall be construed as including the modifications, consolidations, supplements, replacements or substitutions made to the document from time to time;

(2)	Any reference to this Agreement shall be construed as including this Agreement and its schedules;
(3)	Any reference to the terms and schedules shall be construed as referring to the terms and schedules of this Agreement;
(4)	The headings of the terms are for information purposes only and shall not be used in the interpretation of this Agreement.
(5)	Any reference to any party to this Agreement shall be construed as including their respective successors and permitted assignees;
(6)	Any reference to law shall be construed as any constitutional provision, law, administrative regulation, local law and regulation, and normative document issued by competent government authorities;
(7)	Unless otherwise stated, the time shall be interpreted as the Beijing Time.

Article II Transaction Contents

2.1

This investment mainly covers the investment of a total of CNY FIFTY MILLION (¥50,000,000) (hereinafter referred to as the “Investment Funds”) by the Investors in the Target Company in accordance with the terms and conditions set out in this Agreement for the purpose of increasing the capital of the Target Company and obtaining a total newly increased registered capital of CNY FORTY MILLION (¥40,000,000) (representing 80% of the equity in the Target Company upon completion of this investment) of the Target Company. Specifically:

(1)	Beijing Weike shall invest CNY FORTY-THREE MILLION SEVEN HUNDRED AND FIFTY THOUSAND (¥43,750,000) in the Target Company in accordance with the terms and conditions set out in this

Agreement to obtain the newly increased registered capital of the Target Company in the amount of CNY THIRTY-FIVE MILLION (¥35,000,000) (representing 70% of the equity in the Target Company upon completion of this investment). Of the investment fund from Beijing Weike, CNY THIRTY-FIVE MILLION (¥35,000,000) shall be credited to the registered capital of the Target Company and the remainder shall be included in the capital reserve of the Target Company.

(2)

Han Shaoyun shall invest CNY SIX MILLION TWO HUNDRED AND FIFTY THOUSAND (¥6,250,000) in the Target Company in accordance with the terms and conditions set out in this Agreement to obtain the newly increased registered capital of the Target Company in the amount of CNY FIVE MILLION (¥5,000,000) (representing 10% of the equity in the Target Company upon completion of this investment). Of the investment fund from Han Shaoyun, CNY FIVE MILLION (¥5,000,000) shall be credited to the registered capital of the Target Company and the remainder shall be included in the capital reserve of the Target Company.

The Parties agree that the Target Company shall be valued at CNY SIXTY-TWO MILLION FIVE HUNDRED THOUSAND (¥62,500,000) upon completion of this investment.

2.2	Prior to this investment, the shareholding structure of the Target Company is as follows:

S/N	Name of shareholder	Registered capital (CNY ten thousand)	Shareholding ratio
1.	Beijing Tarena Jinqiao Technology Co., Ltd.;	1,000	100%
Total		1,000	100%

2.3	Upon completion of this investment, the shareholding structure of the Target

Company shall be as follows:

S/N	Name of shareholder	Registered capital (CNY ten thousand)	Shareholding ratio
1.	Beijing Weike Xinneng Education Technology Co., Ltd.	3,500	70%
2.	Beijing Tarena Jinqiao Technology Co., Ltd.;	1,000	20%
3.	Han Shaoyun	500	10%
Total		5,000	100%

Article III Closing

Completion of this investment (hereinafter the “Closing”) shall take place within fifteen (15) working days after all the conditions set out in Article 3.1 of this Agreement have been satisfied or waived in writing by the Investors, or on such date as may be otherwise agreed by the Target Company and the Investors in writing (hereinafter the “Closing Date”) remotely by facsimile or other electronic transmission means, or by such other means and at such place as the Target Company and the Investors may specify.

3.1	The Investors shall not be obliged to pay the Investment Funds in any amount to the Target Company until all the following preconditions have been satisfied, or waived by the Investors in writing:
(1)

The representations and warranties by the Company Group, the Current Shareholder and the restructured Company Group entities in accordance with this Agreement remain true, accurate and complete in any material respect at the time of Closing;

(2)	No material adverse change in the business operation, assets and finance of the Company Group or the restructured Company Group entities has been incurred after the signing of this Agreement;
(3)	The shareholder of the Target Company has reached a resolution or decision, which shall sufficiently cover the following:
(a)	Consent to this investment;
(b)	The Current Shareholder waives its preemptive right to this

investment;

(c)	Consent to the Investors’ nominees for directors of the Target Company in accordance with Article 7.2 of this Agreement;
(d)	Consent to make amendments to the Articles of Association in accordance with this Agreement;
(4)

The Investors have completed their due diligence on the commercial, technical, legal and financial aspects of the Company Group and the restructured Company Group entities, with results satisfactory to the Investors. The Investors shall be deemed to be satisfied with the due diligence results by signing this Agreement;

(5)

In respect of all the transactions under this Agreement and the Restructuring Agreement, Tarena Group has legally and compliantly gone through all applicable internal approval procedures and duly performed obligations such as public disclosure required by applicable regulations and regulatory rules;

(6)	The Agreement has been validly executed by all Parties (other than the Investors);
(7)

Government decrees and litigations. There are neither regulations restricting, prohibiting or cancelling this investment nor any pending litigations, arbitrations, judgments, awards, rulings or injunctions against the Company Group or the restructured Company Group entities that have or will have a material adverse effect on the Company Group, the restructured Company Group entities or this investment; and

(8)

In respect of this investment and the restructuring under the Restructuring Agreement, the Company Group, the restructured Company Group entities and the Current Shareholder have obtained the consent of all third parties as applicable.

3.2	Transfer of the deliverables from the Target Company

Subject to the terms and conditions set out in this Agreement, on the Closing Date, the Target Company and the Current Shareholder shall deliver the following documents (hereinafter the “Deliverables from the Company”) to the Investors; and the Current Shareholder shall transfer to Beijing Weike its management authority in the Company Group and the restructured Company Group entities in all aspects including legal, financial, personnel and operational:

(1)

Original certificate of capital contribution and register of shareholders of the Target Company in a form and substance acceptable to the Investors shall be delivered, containing the equity structure of the Target Company as set out in Article 2.3 of this Agreement;

(2)

All the information shown in the List of Deliverables from the Company in Schedule II of this Agreement in respect of the operation of the restructured Company Group entities (hereinafter “Deliverables from the Company”) shall be delivered to Beijing Weike.

3.3	Payment of Investment Funds

Subject to the terms and conditions set out in this Agreement, the Investment Funds shall be paid in three instalments as agreed below:

(1)

On the Closing Date and upon receipt of the Deliverables from the Company and satisfaction of the preconditions stipulated in Article 3.1 of this Agreement, the Investors shall pay 30% of the Investment Funds to the account of the Target Company as specified in Article 3.4 hereof, i.e. Beijing Weike shall pay CNY THIRTEEN MILLION ONE HUNDRED AND TWENTY-FIVE THOUSAND (¥13,125,000), and Han Shaoyun shall pay CNY ONE MILLION EIGHT HUNDRED AND SEVENTY-FIVE THOUSAND (¥1,875,000);

(2)

Provided that the Target Company has completed the change of business registration with the competent market regulation authority in accordance with Article 6.2 of this Agreement in respect of this investment and that the conditions set out in Items (1) and (7) under Article 3.1 of this Agreement remain satisfied, the Investors shall pay 20% of the Investment Funds to the account of the Target Company as specified in Article 3.4 hereof, i.e. Beijing Weike shall pay CNY EIGHT MILLION SEVEN HUNDRED AND FIFTY THOUSAND (¥8,750,000), and Han Shaoyun shall pay CNY ONE MILLION TWO HUNDRED AND FIFTY THOUSAND (¥1,250,000);

(3)

Provided that the closing agreed under the Restructuring Agreement has been duly completed as agreed and that the conditions set out in Items (1) and (7), Article 3.1 of this Agreement remain satisfied, the Investors shall pay 50% of the Investment Funds to the account of the Target Company as specified in Article 3.4 hereof, i.e. Beijing Weike shall pay CNY TWENTY-ONE MILLION EIGHT HUNDRED AND SEVENTY-FIVE THOUSAND (¥21,875,000), and Han Shaoyun shall pay CNY THREE MILLION ONE HUNDRED AND TWENTY-FIVE THOUSAND (¥3,125,000);

3.4	Bank account information of the Target Company:

Account name: Gaohuiqiangxue Software (Hainan) Co., Ltd.

Opening Bank: China Merchants Bank Haikou Guomao Sub-branch

Bank account No.: ***

Article IV Representations and Warranties

4.1

The Company Group, the Current Shareholder and the restructured Company Group entities represent and warrant to the Investors, separately and jointly, for the benefit of the Investors, as follows, and acknowledge that the Investors have entered into this Agreement based on reliance on the representations and warranties made by the Company Group, the Current Shareholder and the restructured Company Group entities (The representations and warranties shall be independent of each other, with each being construed so as not to affect the validity of any other representation and warranty, unless expressly stated to the contrary).

(1)

The representations and warranties made by the Company Group, the Current Shareholder and the restructured Company Group entities in this Article IV and Schedule III shall be true, accurate and complete in all material respects on the signing date of this Agreement and thereafter up to the delivery without any falsehood, misrepresentation or major omission. The specific contents of the representations and warranties are set out in Schedule III-A of this Agreement, and the Company Group, the Current Shareholder and the restructured Company Group entities have disclosed the exceptions to the representations and warranties, in the disclosure letter set out in Schedule III-B.

(2)

The Company Group, the Current Shareholder and the restructured Company Group entities are enterprises in the territory of the People's Republic of China and have full capacity to sign this Agreement in their respective names in accordance with the law;

(3)

The Company Group, the Current Shareholder and the restructured Company Group entities have taken all necessary action to be duly authorized for the purposes of executing, delivering and performing this Agreement, as well as closing the transactions hereunder. Upon execution, this Agreement shall constitute a legal, valid and binding obligation of the Company Group, the Current Shareholder and the restructured Company Group entities and may be enforceable against them in accordance with the terms hereof. In particular, the authorized representatives signing this Agreement on behalf of the Company Group, the Current Shareholder and the restructured Company Group entities have been fully authorized by the Company Group, the Current Shareholder and the restructured Company Group entities to sign this Agreement on their behalf. The acts of such authorized representatives represent and constitute binding obligations to the Company Group, the Current Shareholder and the restructured Company Group entities;

(4)

The execution and performance of this Agreement by the Company Group, the Current Shareholder and the restructured Company Group entities do not contravene any binding judgments, rulings, contracts, agreements or other documents, nor violate any applicable laws, regulations or governmental orders;

4.2

For the benefit of the Company Group and the Current Shareholder, the Investors represent and warrant to them as follows, and acknowledge that the Company Group and the Current Shareholder have entered into this Agreement based on reliance on the representations and warranties made by the Investors (The representations and warranties shall be independent of each other, with each being construed so as not to affect the validity of any other representation and warranty, unless expressly stated to the contrary).

(1)

The Investors, either an enterprise or a citizen in the territory of the People's Republic of China, has the full right and capacity to make this investment in their respective names in accordance with the law;

(2)

The Investors have taken all necessary action to be duly authorized for the purposes of executing, delivering and performing this Agreement, as well as closing the transactions hereunder. This Agreement, upon execution, shall constitute legal, valid, and binding obligations on the Investors and may be enforced against them in accordance with its terms. Specifically, in the case this Agreement is signed by a representative authorized by Beijing Weike, such representative has been fully authorized to sign this Agreement on behalf of Beijing Weike, and the actions of such representative is binding on and  represent Beijing Weike;

(3)

The Investors' execution and performance of this Agreement shall not contravene any binding judgments, rulings, contracts, agreements or other documents, nor shall it violate any applicable laws, regulations or governmental orders;

(4)	The source of Investment Funds paid by the Investors as is lawful and compliant.

4.3

If any party breaches any representations or warranties as set forth in this Agreement and causes any other party to incur any reasonable expenses, costs, losses or other liabilities, the breaching party shall be liable to compensate the other party for all such reasonable expenses, costs, losses or other liabilities.

4.4	The representations and warranties are made by the parties respectively on the Signing Date of this Agreement, and shall be deemed to be repeated by the parties at the time of Closing.

Article V Obligations in the Transition Period

5.1

Except as otherwise provided by this Agreement, the Company Group or the restructured Company Group entities shall, from the Signing Date of this Agreement to the Closing Date (hereinafter referred to as the “transition period”), ensure the normal continuation of its business in all material respects, and no significant adverse changes shall occur in its assets or operations.

5.2

Subject to Article 5.1, unless otherwise specified in this Agreement or the prior written consent of the Investors, the Company Group or the restructured Company Group entities shall perform the following obligations during the transition period (However, this shall not apply to actions taken in accordance with the Restructuring Agreement):

(1)	not change the registered capitals and shareholding structures of the Company Group or the restructured Company Group entities;
(2)

conduct the businesses operated by the Company Group or the restructured Company Group entities in the ordinary and usual course of business in the same manner as prior to the execution of this Agreement;

(3)

not enter into any new contracts outside the ordinary course of business of the Company Group or the restructured Company Group entities, including but not limited to equity investments or disposals, acquisitions, mergers, bank loans or other non-routine debts, leases, fixed asset purchases, entrusted operations, and not engage in securities or financial derivative investments.

(4)

maintain the existing relationships between the Company Group, the restructured Company Group entities, and their customers, employees, creditors, and other parties with whom they have dealings, in accordance with the principle of good faith;

(5)

maintain the assets and liabilities of the Company Group or the restructured Company Group entities in the state they were in on the Signing Date of this Agreement, except for changes arising from the normal course of business of the Company Group or the restructured Company Group entities;

(6)

not impose any new debt burden, including but not limited to creating mortgages, pledges, liens, loans, rentals, transfers, on any material business or asset of the Company Group or the restructured Company Group entities;

(7)

not engage in any related party transactions with the affiliates or the actual controllers of the Company Group or the restructured Company Group entities, nor incur any new incidents where assets of the

Company Group or the restructured Company Group entities are occupied by the affiliates (except as specified in the Restructuring Agreement);

(8)

maintain the fundamental stability of the employee workforce of the Company Group or the restructured Company Group entities, without making any significant changes to the job titles, salaries, and incentive policies of existing employees, or to the total number of employees, key personnel, and senior management positions, except as specified in the Restructuring Agreement;

(9)	ensure that the Company Group or the restructured Company Group entities comply with China's laws, regulations, and policies in material aspects;
(10)	protect and maintain existing or licensed intellectual property and trade secrets, including the pending intellectual property, of the Company Group or the restructured Company Group entities;
(11)

follow the consistency principle in accounting practices in accordance with the methods used by the Company Group or the restructured Company Group entities during normal business operations, without arbitrarily changing or adjusting accounting policies, and retain all financial statements and records related to their business.

(12)

ensure the fundamental stability of the management team of the Company Group or the restructured Company Group entities, and maintain the stability of their management compensation and overall employee compensation policies and levels.

Article VI Post-closing Undertakings

6.1

The Company Group and non-controlling shareholders undertake to the Investors that, after the Closing Date of this Agreement, they will make reasonable efforts to cooperate with Beijing Weike to ensure that the Company Group or the restructured Company Group entities conduct their principal business activities in compliance with applicable laws and regulations.

6.2	Registration of change of business for this investment

The Target Company undertakes to complete the registration of change of business, (hereinafter “Registration of Changes”) including changes of shareholders, registered capital, directors, Articles of Association, and registration of legal representatives and senior management personnel on the request of Beijing Weike (if any) related to this investment within twenty (20) working days after the Closing Date. The Current Shareholder and the Investors undertake to actively cooperate with the Target Company to complete the Registration of Changes, including but not limited to signing necessary documents and taking all necessary actions.

6.3	Non-compete agreement

For the purpose of avoiding competition with the Company Group after the completion of this transaction, the Current Shareholder agrees and undertakes to ensure that other members of the Tarena Group agree that, for a period of five (5) years from the Closing Date, the Tarena Group shall not, directly or indirectly (including but not limited to through the establishment of other entities), engage in any business that is the same as, similar to, or in competition with the To B College Business (as defined below), without the prior written consent of Beijing Weike or other agreement among the parties. For the purposes of this Agreement, To B College Business refers to the professional co-construction business related to to-B procurement and school-enterprise cooperation that arises from cooperation relationships with institutions of higher education.

To avoid competition with the Company Group after the completion of this transaction, the Current Shareholder agrees, and shall ensure that other members of Tarena Group agree, that from the Closing Date onwards, unless Beijing Weike agrees in writing, or as otherwise agreed to by the parties hereunder, for each university/college, if the number of students directly recruited by the Company Group in the previous year is less than 5 or the Company Group has not yet directly recruited students at the university (referred to as “Tarena recruitment standard”), the Tarena Group has the right to enter the university/college to carry out direct recruitment at any time after the previous year, but the Tarena Group shall not carry out direct recruitment at universities/colleges that do not meet the Tarena recruitment standard (i.e. the number of students directly recruited by the Company Group in the previous year at the university/college is not less than 5). For the purpose of Article 6.3 hereinabove, the term “previous year” refers to the natural year commencing from the Closing Date or each anniversary of the Closing Date, as applicable, and to avoid any doubt, shall not include any period prior to the Closing Date. Specifically, with regard to each such university/college where Tarena Group has the right to carry out direct recruitment pursuant to the aforementioned, all income generated as a result of Tarena Group's recruitment activities at such university/college during the first three years commencing from the date on which such recruitment activities begin shall belong to Tarena Group; starting from the first day of the fourth year (inclusive) to the last day of the sixth year (inclusive), commencing from the date on which such recruitment activities begins, Tarena Group shall pay 10% of the annual recruitment revenue from the university/college to the Company Group within one month after the end of each fiscal year, unless otherwise agreed by the parties. For the purposes of this Agreement, “recruitment revenue” means post-tax tuition revenue.

To avoid competition with Tarena Group after the completion of this transaction, the Company Group and Beijing Weike agree that, after the Closing Date, the Company Group and Beijing Weike shall not directly or indirectly (including but not limited to through the establishment of other entities) engage in any business that is the same as, similar to or in competition with socialized recruitment training business (as defined below). For the purpose of this Agreement, “socialized recruitment training business” means IT training business that acquires students through channels other than institutions of higher education.

Beijing Weike and the Company Group shall make reasonable efforts to ensure that all senior executives and key employees of the Company Group sign a non-competition agreement with the Company Group within one month after the Closing Date. Such agreement shall include commitment by the senior executives and key employees not to engage in any business activities that are similar and/or in competition with those of the Company Group during their tenure with the Company Group and within a period of no less than two years after they leave the Company Group. For the purpose of this Agreement, “Senior Executives and Key Employees” refer to the persons listed in Schedule V List of Senior Executives and Key Employees .

6.4	Drag-along right

The Parties agree that, unless otherwise agreed by the Current Shareholder and the Investors, if a bona fide investor (hereinafter “Bona Fide Investor”) who is not a Competitor of the Tarena Group (as defined hereafter) proposes to acquire all of the equity interests in the Target Company at a valuation of no less than CNY ONE HUNDRED AND FIFTY MILLION (￥150,000,000) within 12 months from the Closing Date, or proposes to acquire all of the equity interests in the Target Company at a valuation of no less than CNY TWO HUNDRED MILLION (￥200,000,000) within 24 months from the Closing Date, then all shareholders of Target Company at the time of such proposal shall agree to sell all of their equity interests in the Target Company to the Bona Fide Investor and cooperate to complete the relevant transaction. However, if any of the Investors is willing to acquire the equity interests of other shareholders on the same terms, then the other shareholders shall offer to sell such equity interests to such Investor.

6.5	Adherence to the Restructuring Agreement

The Company Group undertakes to ensure, and Beijing Weike shall ensure, the Company Group acts in compliance with all relevant provisions under the Restructuring Agreement, including but not limited to the provisions in terms of trademark use, system use, courses, fixed assets and real estate use.

6.6  Business cooperation

6.6.1	The Company Group and Beijing Weike agree and undertake that, after the Closing Date, in the field of IT training business, provided that the main terms and conditions offered by Tarena Group are not less favorable than those offered by third parties, the Company Group shall give priority to selecting Tarena Group as its IT training business partner.

6.6.2

Without limiting the provisions of Article 6.6.1 of this Agreement, the Company Group and Beijing Weike agree and undertake that (1) Tarena Group shall be the sole partner for the Company Group to engage in IT training business with direct recruitment by colleges and universities. The Company Group shall not cooperate with any competitors of Tarena Group listed in Schedule VI of this Agreement (hereinafter referred to as “Competitor of the Tarena Group”) and/or any third parties outside of Tarena Group in IT training business directly recruited by colleges and universities; (2) The Company Group shall not directly or indirectly provide the competitors of the Tarena Group with IT training business marketing channel of students in colleges and universities.

6.6.3

The Company Group and Beijing Weike agree and undertake that, provided that the Company Group obtains a legitimate and valid authorization for the use of Tarena Group's relevant brands and trademarks, the Company Group shall only use the joint brand “Tarena Gaohui Qiangxue” in its College Business. To this end, on the premise that local regulations and registration practices allow it, the registered names of all operating entities engaged in College Business within the Company Group (including subsidiaries and branches within the Company Group engaged in College Business) shall include the phrase “Tarena Gaohui Qiangxue”. Without the prior written consent of Tarena Group, no other legal entity within the scope of control which is engaged in college business and does not include the phrase “Tarena Gaohui Qiangxue” in its name shall be established. The registered name of all operating entities within the Company Group that do not include the phrase “Tarena Qiangxue” shall be renamed as soon as possible after the completion of delivery to include the phrase “Tarena Qiangxue”. Notwithstanding the foregoing provisions of this Article 6.6.3 of this Agreement, if the Company Group causes significant damage to Tarena

Group's interests in engaging in college business, Tarena Group shall have the right to demand that the registered names of any entity within the Company Group (including subsidiaries and branches within the Company Group engaged in college business) shall be changed so as to no longer include the words “Tarena”. When requested by Tarena Group, the Company Group and Beijing Weike shall actively cooperate to enable the aforementioned changes. For the purpose of the Agreement, “College Business” refers to the college project procurement business implemented in cooperation with or utilizing the resources of colleges and universities including, but not limited to, providing IT training software, hardware, courses and services to colleges and universities, school-enterprise cooperation with colleges and universities, college profession co-development business related to IT training, and college student training business which provides IT vocational skill training to students of colleges and universities.

6.6.4

The details of the business cooperation mentioned in Article 6.6 of this Agreement (including but not limited to specific cooperation content, cooperation mode, and fee standards) shall be negotiated and agreed upon separately by the Company Group and Tarena Group in a separate agreement.

Article VII Corporate Governance Structure

7.1	Shareholders' meeting
(1)

The shareholders' meetings fall into regular meetings held annually and ad hoc meetings. Regular meetings shall be convened with a ten (10) day notice period to all shareholders, specifying the time, place, and agenda. However, if all shareholders agree in writing, the shareholders' meeting may be waived, and decisions can be made directly, with all shareholders signing and stamping on the decision document. If shareholders representing more than ten percent (10%) of the voting rights, more than one-third of the directors, or supervisors propose to convene an ad hoc meeting, an ad hoc meeting shall be held. The ad hoc shareholders' meeting shall notify all shareholders ten (10) days prior to the meeting, but if all shareholders agree in writing, the shareholders' meeting can be waived and decisions can be made directly, with all shareholders signing and stamping on the decision document.

(2)

Shareholders may attend shareholders' meetings through telephone, video conferencing software or any other synchronous communication method; provided that each shareholder participating in the meeting can hear the opinions of every other shareholder. In addition, each shareholder and their authorized representative should confirm their identity in an appropriate manner.

(3)

The shareholders' meeting can only be held with the attendance of the shareholder holding more than half of the voting rights (for shareholders’ meeting concerning any matter listed in Article 7.1(4), non-controlling shareholders should also be included).

(4)

The shareholders shall exercise their voting rights at the shareholders' meeting based on their respective shareholding ratio. For the following matters, the Target Company shall obtain the approval of shareholders holding more than two-thirds (2/3) of the voting rights of the Target Company (and with written consent from non-controlling shareholders) before proceeding.

(i)	Modification of the Articles of Association;
(ii)	Increase or decrease of the registered capitals;
(iii)	Merger, division, liquidation, dissolution of the company
(iv)	Termination or change of the corporate form;
(v)	Increase or decrease of the number of directors, or change of the mechanism for appointing directors.
(vi)	having any M&A event (except for the exercise of the drag-along right provided for in Article 6.4 hereof);
(vii)	Approve the Company's dividend distribution scheme.
(viii)	Make adverse modifications to the interests of non-controlling shareholders.

7.2	Board meeting
(1)	After this investment, the board of directors of the Target Company will be composed of five (5) directors, who will exercise the powers stipulated by laws and the Target Company's Articles of Association. Of the five directors, Beijing Weike is entitled to appoint three (3) directors; Mr. Han is entitled to appoint one (1) director; and the Current Shareholder is entitled to appoint one (1) director. The appointer may notify the Company in writing to appoint directors or dismiss its appointed directors, whom no other party shall have the right to appoint or dismiss. The term of any successor director shall be the remaining term of its predecessor. A director shall hold office for three (3) years, and may be reappointed by the original appointer.

(2)

The board meeting shall be convened and presided over by the Chairman at least once every half a year. The Company shall notify all directors of all regular and special board meetings. The convener of the board meeting shall give a written notice to each director ten (10) days in advance indicating the date, time, location and specific agenda of the meeting, with relevant documents and materials attached. The written notice may be exempted with the unanimous consent of the board of directors. The board of directors may pass resolutions by votes in writing instead of convening a board meeting. A resolution sent by mail or fax to all directors and signed and approved by all directors shall be deemed to have been passed.

(3)

The quorum of a board meeting shall be constituted by more than half of the directors (and shall include all directors appointed by the non-controlling shareholders for voting on any of the matters listed in Article 7.2 (4) of the Agreement) attending personally or by proxy the board meeting.

(4)

Each director shall have one vote for the resolution at the board meeting. The following matters must be carried out with the consent of more than two-thirds (exclusive) of the voting directors of the Target Company (the written consent of all directors appointed by the non-controlling shareholders must be included).

(i)

Approve, revise or terminate the Target Company's employees stock incentive plan (for the avoidance of doubt, all parties confirm that if the Company Group intends to grant such incentives to Tang Liang, the equity and/or interests held by non-controlling shareholders in the Target Company and/or other company groups shall not be diluted);

(ii)

The Target Company enters into any single related party transaction with its affiliates with the amount exceeding, or related party transactions with a cumulative amount in a single financial year exceeding CNY FIVE MILLION (¥5,000,000) (including but not limited to the Target Company providing guarantees, loans, etc. for the aforementioned personnel);

(iii)

Sell, purchase, lease in, lease out, gift, or otherwise dispose of the Target Company's asset through a single transaction with the amount exceeding, the cumulative amount of a series of transactions within a single financial year, exceeding CNY FIVE MILLION (¥5,000,000) (including but not limited to real property, equipment and other tangible assets, intellectual property rights, or subsidiary equity, etc.);

(iv)	The Target Company borrows a single loan with an amount or loans with a cumulative amount within a financial year exceeding CNY FIVE MILLION (¥5,000,000) from its shareholders or any third party;
(v)	The Target Company lends a single loan with the amount, or loans within a financial year with a cumulative amount, exceeding CNY FIVE MILLION (¥5,000,000) for its shareholders or any third party;
(vi)	The Target Company initiates or settles any lawsuit or arbitration of over CNY ONE MILLION (¥1,000,000);
(vii)	Any significant change to the Target Company's financial and accounting policies; and
(viii)	Hire or change the auditor of the Target Company.
(5)

The Company Group shall bear all reasonable expenses incurred by the directors in participating in the board's activities, including but not limited to the expenses incurred in attending the board meetings, and reimburse all reasonable miscellaneous expenses incurred by the directors arising from or in connection with attending the board meetings, including but not limited to travel and accommodation expenses.

Article VIII Information Right and Inspection Right

8.1	The Company Group and Beijing Weike agree and undertake that after the Closing Date, the Company Group shall provide the following materials and documents to the non-controlling shareholders:

(1)

Within fifteen (15) days of the end of each month, the Company Group shall provide its unaudited monthly financial statements (including balance sheet, income statement, and cash flow statement) that have been prepared in accordance with general accounting standards recognized by the non-controlling shareholders and signed by the person in charge of finance of the Company Group;

(2)

Within thirty (30) days of the end of each quarter, the Company Group shall provide its unaudited quarterly financial statements (including balance sheet, income statement, and cash flow statement) that have been prepared in accordance with general accounting standards recognized by the non-controlling shareholders and signed by the person in charge of finance of the Company Group;

(3)

Within ninety (90) days of the end of each accounting year, the Company Group shall provide its annual consolidated audit report audited by the auditors recognized by the non-controlling shareholder in accordance with China Generally Accepted Accounting Principles;

(4)	Within thirty (30) days prior to the start of each new accounting year, the Company Group shall provide its financial budget and annual business/operation plan for the new financial year;
(5)	Explanation of events that have or may have a significant impact on the business and operations of the Company Group; and
(6)	Any other information reasonably requested by any non-controlling shareholder.

8.2

The Parties agree that as long as any non-controlling shareholder holds any equity in the Target Company and gives a reasonable notice in advance, the non-controlling shareholder shall be allowed to reasonably check the properties, facilities, real estates, financial books, operating records, and other information of the Company Group during working hours, and discuss the business, finance, and operation conditions of the Company Group with its directors, managers, employees, accountants, legal counsel, and independent financial advisors.

Article IX Preemptive Right

9.1

If the Target Company intends to increase its registered capital, issue new shares, or issue any convertible bond, option, stock right, or other securities that can be converted into new registered capital or new equity of the Target Company (these newly added registered capital, newly issued shares, and newly issued securities are collectively referred to as the “Proposed Securities”), the Current Shareholder shall be entitled (but not obliged) to subscribe the Proposed Securities on a pro rata basis at the time of purchase under the same conditions as the original securities, including but not limited to the shares of any entity of the Company Group to be publicly listed (the “Preemptive Right”). The Preemptive Right of the Current Shareholder is not applicable to the Proposed Securities that are issued for the following purposes: (i) for implementing the new employee incentives plan approved in accordance with the Agreement; (ii) for the Target Company to acquire other commercial entities via share swap; (iii) for the Target Company to restructure and raise funds by public offering; or (iv) for any additional issuance that does not result in substantial dilution of the Target Company's equity held by non-controlling shareholders or any share restructuring or similar transactions harming the interests of the Tarena Group.

Article 10 Restricted Transactions

10.1

Without prior written consent of the non-controlling shareholders, Beijing Weike shall not directly and/or indirectly transfer or dispose of its Target Equity to any Competitor of the Tarena Group in any form, including but not limited to directly and/or indirectly transferring any part of its equities held in the Target Company to any Competitor of the Tarena Group.

10.2	Without prior written consent of non-controlling shareholders, Beijing Weike shall not directly and/or indirectly transfer or dispose of its equity in the Target Company in any form to cause changes in the control of the Target Company, including but not limited to directly and/or indirectly transferring any part of its equities held in the Target Company.

10.3

Without prior written consent of the non-controlling shareholders, the Company Group shall not and Beijing Weike shall cause the Company Group not to (1) accept financing from any Competitor of the Tarena Group to increase its registered capital or issue new shares to any Competitor of the Tarena Group; (2) establish any joint venture or partnership with any Competitor of the Tarena Group; (3) allow Beijing Weike to directly or indirectly transfer any of its equities to any Competitor of the Tarena Group.

Article 11 Defaults and Remedies

11.1	If one party (the “Defaulting Party”) breaches the Agreement, the other party (the “Non-Defaulting Party”) shall be entitled to take one or more of the following remedies to safeguard its rights:
(1)	Require the Defaulting Party to actually perform the Agreement;
(2)

Temporarily suspend performing its obligations until the breach of contract by the Defaulting Party is resolved. The suspension of performance by the Non-Defaulting Party in accordance with this Article 11.1(2) shall not constitute a failure or delay in performance of obligations by the Non-Defaulting Party;

(3)

Give a written notice to unilaterally terminate the Agreement in accordance with Articles 12.2 and 12.3 of the Agreement (as appropriate). The written notice of termination shall take effect from the date on which it is given;

(4)

Require the Defaulting Party to compensate the Non-Defaulting Party for its economic losses caused by the breach of contract by the Defaulting Party, as well as the expenses incurred by the Non-Defaulting Party for litigation or arbitration against the breach of contract by the Defaulting Party (including but not limited to litigation expense, preservation expense, lawyer's expense, and necessary expenses for investigation and evidence collection);

(5)	The benefits obtained by the Defaulting Party from breaching the

Agreement shall be paid as compensation to the Non-Defaulting Party;

(6)	Other remedies stipulated in laws, regulations or the Agreement.

11.2 Notwithstanding the foregoing, when the following circumstances occur (whether disclosed in the Agreement or not), the Current Shareholder shall be liable for compensating the Company Group as below. If the following circumstances or losses are caused by force majeure, policy changes, or reasonable commercial activities, the Current Shareholder shall not assume any compensation liability under this Article. After the compensation, there shall be no recourse against the investor or the Company Group for any reason.

(1)

If the Company Group or the restructured Company Group entities assumes any liability (including but not limited to tax liability, tort liability, breach of contract liability) due to any event or action that occurs on or before the Closing Date, the Current Shareholder shall, within fifteen (15) days prior to the performance of any payment obligations by the Company Group or the restructured Company Group entities to relevant institutions or persons, negotiate with the Company Group in good faith for resolutions and pay an amount equivalent to such liabilities to the Company Group or the restructured Company Group entities at the date as agreed.

(2)

If, due to any event or action that occurs on or before the Closing Date, any right that the Company Group or the restructured Company Group entities should have enjoyed is waived, delayed, revoked or offset, the Current Shareholder shall, within fifteen (15) days of the date of receipt of a written notice from the Company Group or the Investors on the occurrence of such reduction, cancellation, or offset, negotiate with the Company Group in good faith for resolutions and provide full compensation to the Company Group or the restructured Company Group entities at the date as agreed;

(3)

If, due to any event or action that occurs on or before the Closing Date, any right to receive payment or to receive a certain refund of payment (such as a tax refund) that the Company Group or the restructured Company Group entities should have enjoyed is revoked or offset, or any payment that the Company Group or the restructured Company Group entities should have received is decreased, the Current Shareholder shall, within fifteen (15) days of the date of receipt of the relevant written notice from the Company Group or the Investors, negotiate with the Company Group in good faith for resolutions and provide full compensation to the Company Group or the restructured Company Group entities at the date as agreed;

(4)

If the Investors incur any loss due to any event or action of the Company Group or the restructured Company Group entities that occurs on or before the Closing Date, the Current Shareholder shall, within fifteen (15) days of receipt of the relevant written notice from the Investors, negotiate with the Company Group in good faith for resolutions and provide full compensation to the Investors at the date as agreed;

(5)

If the Investors, Company Group or the restructured Company Group entities incurs any cost and expense due to any liability involved in this article, or any cost and expense in taking any legal action in accordance with this article or in defending any such legal action (including but not limited to all legal and other professional costs and expenses), the Current Shareholder shall, within fifteen (15) days of the date of incurrence of such costs and expenses, negotiate with the Company Group in good faith for resolutions and provide full compensation to the Investors, the Company Group or the restructured Company Group entities at the date as agreed;

(6)

If the Company Group or the restructured Company Group entities has any undisclosed debt before the Closing Date (excluding any debt that has been already reflected in the financial statements provided by the Company Group or the restructured Company Group entities to the investor, and any debt incurred by the Company Group or the restructured Company Group entities in its daily operation activities between the financial statement date and the Closing Date), the Current Shareholder shall fully bear such undisclosed debt; If a court judgment or arbitration award requires the Company Group or the restructured Company Group entities to bear any significant debt that has not been disclosed by the Company Group or the restructured Company Group entities, the Current Shareholder shall directly repay such debt to the relevant creditor; if the Company Group or the restructured Company Group entities has borne such debt, the Current Shareholder shall repay in the amount equivalent to such debt to the Company Group or the restructured Company Group entities.

11.3	If any of the following events of the Company Group or the restructured Company Group entities on or before the Closing Date incur in any loss to the

Investors after the Closing, the Current Shareholder shall provide full compensation to the Investors regardless of whether the loss is disclosed in the Agreement or not:

(1)

Any penalty, fine, loss, and damage suffered by the Company Group or the restructured Company Group entities caused by non-compliance of the Company Group or the restructured Company Group entities on or before the Closing Date;

(2)

Loans, debts, liabilities, guarantees, and other contingent liabilities of the Company Group or the restructured Company Group entities arising or originating on or before the Closing Date that are not disclosed in the financial statements provided to the investor;

(3)	Any violation of the representations and warranties by the Company Group, the Current Shareholder, or the restructured Company Group entities under the Agreement;
(4)

Failure of the Company Group or the restructured Company Group entities to obtain the necessary qualification certificates for its business operation, including but not limited to school license, human resource service license, approval or filing required for co-construction of university major, and filing for information system security protection level;

(5)	The Company Group or the restructured Company Group entities allows students to pay their tuition fees in the form of “training loans”;
(6)	The Company Group or the restructured Company Group entities engage in characteristic classes business;
(7)	Failure of the Company Group or the restructured Company Group entities to timely process fire inspection or filing, or leasing filing procedures for its Lease Premises;
(8)

Failure of the Company Group or the restructured Company Group entities to fully pay social insurance and housing provident fund for its employees, or other violations of labor and employment regulations;

(9)

Regarding this investment and the restructuring matters under the Restructuring Agreement, the Company Group, the Current Shareholder, or the restructured Company Group entities fail to obtain all applicable third-party consents, including but not limited to the written consent of

China Merchants Bank Co., Ltd. Beijing Branch (the “Borrower Bank”) and Beijing Haidian Technology Enterprise Financing Guarantee Co., Ltd. (the “Guarantor”).

11.4

If any investor fails to pay any part of Investment Funds under Article 3.3 and applicable provisions of the Agreement, the investor shall pay a penalty to the Target Company at a rate of 0.02% for every day of delayed payment for the due amount of Investment Funds.

11.5

The Parties accept and agree that the operating losses and risks of the Company Group from the Closing Date will no longer be borne by the Current Shareholder. If the Company Group and/or Beijing Weike violates any applicable laws, regulations or other provisions in its operation, the Company Group and/or Beijing Weike will have no right to claim any rights or compensation from any member of the Tarena Group.

11.6

Notwithstanding any other provisions in the Agreement, in any case, all obligations and liabilities of the Current Shareholder under the Agreement shall be limited to the amount equal to the lowest of: (1) the total equity of the Target Company held by the Current Shareholder at that time or the proceeds obtained from the bona fide disposal of such equity at that time, (2) the actual Investment Funds paid by the Investors for this investment; or (3) RMB12,500,000, the pre-investment valuation for this investment.

11.7	The rights and remedies stipulated in the Agreement are cumulative, and do not exclude other rights or remedies stipulated in applicable laws.

11.8

If one Party to the Agreement or its representative learns through investigation or any other means that the representations and warranties of the other Parties are untrue, inaccurate, or incomplete, and fails to hold the other Parties liable, the Non-Defaulting Party shall not lose any right of recourse against the Defaulting Party. A party's non-exercise or delayed exercise of any right or remedy hereunder shall not constitute a waiver. Partial exercise of rights or remedies shall not prevent it from exercising other rights or remedies.

11.9	The Company Group shall try its best to avoid the losses specified in Articles 11.2 and 11.3 of the Agreement.

Article 12 Execution, Alteration and Termination

12.1	The Agreement shall take effect from the date on which it is signed by all Parties or their authorized representatives and affixed with their official seals (where the signatory is a corporate).

12.2	The investor shall be entitled to unilaterally terminate the Agreement if one of the following circumstances occurs before the Closing Date:
(1)

The preconditions specified in Article 3.1 of the Agreement are not fully satisfied within six (6) months of the signing of the Agreement or other time agreed upon between the Target Company and the Investors, and the investor fails to give a written waiver (except for the case where such preconditions cannot be satisfied due to reasons attributable to the Investors);

(2)

The representations and warranties as well as the documents, materials, or information submitted by the Current Shareholder, the Company Group or the restructured Company Group entities contain false records, misleading statements, or significant omissions in material aspects. Or, the Current Shareholder, the Company Group or the restructured Company Group entities violates other undertakings under the Agreement and such violation cannot be remedied or resolved, or cannot be remedied or resolved within ten (10) days of a written notice from the Investors.

For the avoidance of doubt, the termination of the Agreement by any Investor in accordance with Article 12.2 shall not affect the validity of the Agreement among the other Investors, the Current Shareholder, and the Company Group or the restructured Company Group entities.

12.3	The Current Shareholder or the Target Company shall be entitled to unilaterally terminate the Agreement if one of the following circumstances occurs before the Closing Date:
(1)	The preconditions specified in Article 3.1 of the Agreement are not fully satisfied within six (6) months of the signing of the Agreement or other time agreed upon between the Target Company and the Company, and the Investor fails to give a written waiver (except for the case where such preconditions cannot be satisfied due to reasons attributable to the Current Shareholder or the Target Company);

(2)	The investor's overdue payment of the investment amount exceeds fifteen (15) days;
(3)

The representations and warranties as well as the documents, materials, or information submitted by the investor contain false records, misleading statements, or significant omissions in material aspects. Or, the investor violates its other commitments under the Agreement and such violation cannot be remedied or resolved, or cannot be remedied or resolved within ten (10) days of a written notice from the Current Shareholder or the Target Company.

For the avoidance of doubt, the termination of the Agreement by the Current Shareholder or the Target Company in accordance with Article 12.3 shall not affect the validity of the Agreement among the other investors, the Current Shareholder, and the Company Group or the restructured Company Group entities.

12.4	Unless otherwise expressly stipulated in the Agreement, any modification or termination of the Agreement shall only come into force when it is signed by the Parties.

12.5

The modification and termination of the Agreement shall not affect the rights of the Parties to claim damages. If one Party to the Agreement suffers losses due to the modification or termination of the Agreement, the liable party shall bear or compensate for the losses, excluding the liabilities that can be exempted according to law.

Article 13 Confidentiality Terms

13.1	According to Article 13.2 of the Agreement, the terms related to this investment (including the Agreement and other investment documents related to the Agreement) and other information obtained by the Parties as a result of this investment are confidential, and none of them shall disclose such confidential information to any third party.

13.2	The provisions of Article 13.1 is not applicable to the following circumstances:
(1)

The confidential information has become widely known to the public, and the public's knowledge of the confidential information is not caused by the disclosure by any Party in violation of the Agreement;

(2)

Any Party discloses the confidential information to its employees related to this investment, provided that the Party shall ensure that such employees comply with the confidentiality obligations under the Agreement;

(3)

Any Party discloses the confidential information to its bank, financial advisor, legal advisor, or other intermediary service providers (collectively referred to as the “intermediaries”) for the purpose of the Agreement, provided that the intermediaries comply with the confidentiality obligations under the Agreement;

(4)	Any disclosure required by laws, regulations, or government agencies or stock exchanges.

13.3	The validity of this Article shall not be affected by the termination or dissolution of the Agreement.

Article 14 Taxes and Other Charges

14.1	All taxes and other expenses involved in this investment shall be borne by the Parties in accordance with law.

Article 15 Notice and Delivery

15.1

Any notice or other communication between the Parties to the Agreement (hereinafter referred to as the “notice”) shall be in writing, be sent by personal delivery, mail, email, or fax to the recipient according to following correspondence address or contact number, and indicate the name of the following contact, in order to constitute a valid notice.

Company Group

Contact: Tang Liang

Address: Building 8809, Woke Park, Hainan Ecological Software Park, Laocheng High-tech Industry Demonstration Area, Hainan Province

E-mail: ***

Postal Code:  571900

Contact information:  ***

Current Shareholder	Contact: Han Shaoyun Address: 6F, Lizhi Building, No.1 Andingmen Outer Avenue, Chaoyang District, Beijing Postal Code: 100011 E-mail: *** Contact information: ***
Beijing Weike	Contact: Xiao Nan Address: Room 05, 16F, Building 1, No.36 Xiaoyun Road, Chaoyang District, Beijing Contact information: ***
Han Shaoyun	Contact: Han Shaoyun Address: 6F, Lizhi Building, No.1 Andingmen Outer Avenue, Chaoyang District, Beijing Postal Code: 100011 E-mail: *** Contact information: ***

15.2	For the communication methods specified in Article 15.1, the delivery time shall be determined in the following ways:
(1)

The notice, if delivered personally, shall be deemed to have been delivered at the time of signature of the notified person, and any delivery without the signature of the notified person shall not be regarded as valid delivery;

(2)	Any notice, if sent by mailing, shall be carried out by express mail and shall be deemed to have been delivered to the notified person upon forty-eight (48) hours of posting (postponed in case of statutory holidays);

(3)

Any notice, if sent by fax, shall be deemed to have been delivered upon the receipt of delivery confirmation. However, if the day on which the notice is sent is a holiday, the notice shall be deemed to have been delivered within the first working day after the end of that holiday.

(4)	Any notice, if sent by email, shall be deemed delivered when it is sent from the sender's system.

When any Party's communication address or contact number is changed, the Party shall inform the other Parties in writing within seven (7) days of the change, otherwise, the notice which is sent to the original communication address by the original contact number will be considered valid.

Article 16 Applicable Laws and Dispute Resolution

16.1	Conclusion, validity, interpretation, performance, and disputes arising from the Agreement shall be governed by the laws of the People's Republic of China.

16.2

Disputes arising from or in connection with the Agreement shall be solved by the Parties through negotiation. If negotiation fails, the dispute shall be submitted to Beijing Arbitration Commission for arbitration according to the valid arbitration rules. The arbitration award shall be final and binding on the Parties.

For the purpose of arbitration or any other legal proceedings in connection with the Agreement, the Parties irrevocably designates the address specified in Article 15.1 (or such address as notified by one Party) as its address for service in such arbitration or legal proceedings.

16.3

The disputes referred to in this article refer to all disputes arising from the validity of the Agreement, the interpretation of the Agreement, the performance of the Agreement, the liability for breach of the Agreement, and the modification, termination, and termination of the Agreement among the Parties.

Article 17 Miscellaneous

17.1	Title

The titles in the Agreement are set only for searching convenience. The specific content shall prevail when explaining the provisions in the Agreement.

17.2	Waiver

Failure of any Party to the Agreement to exercise, partially exercise or delay in exercising any of its rights under the Agreement shall not be deemed to waive the other rights under the Agreement. Waiver or exemption by any Party of a breach of contract shall not be deemed to waive the rights it can claim.

17.3	Invalidity

If any one or more provisions of the Agreement or any other document in relation thereto is determined as invalid, illegal or unenforceable under any applicable laws, then: (1) The validity, legality and enforceability of the other provisions shall not be impacted and damaged, and the other provisions shall remain valid and effective to the fullest extent; (2) The Parties shall immediately replace with valid, legal and enforceable provisions which are most immediate to embody the purpose of the said invalid, illegal or unenforceable provisions.

17.4	Follow-Up Security

Any Party shall, at the request of the other Parties, take all possible measures and sign all necessary documents to ensure the smooth performance of the Agreement and that the other Parties will fully enjoy their rights, powers, and remedies under the Agreement.

17.5	Entire Agreement

The Agreement and its Schedules shall constitute the complete documents among all parties regarding this investment. If any correspondence, statement, commitment, meeting minutes, memorandum, contract, agreement or any other documents among or between the Parties regarding the matters specified in the Agreement conflicts or is inconsistent with the Agreement and its Schedules, the provisions of the Agreement and its Schedules shall prevail. This Agreement and its Schedules shall constitute an inseparable whole and have equal legal effect.

17.6	Priority of Effectiveness

In case of any conflict between this Agreement and the articles of association of the Company, the provisions of this Agreement shall prevail between the Parties hereto. The Parties agree to immediately modify the Articles of Association within the scope permitted by law and practice in order to maximize their consistency with the Agreement in material aspects, and that they will not claim or exercise their rights in accordance with the relevant provisions of the articles of association before the modification.

17.7	Force Majeure

When unforeseeable, unavoidable, and insurmountable objective circumstances (“force majeure events”) result in that the Agreement cannot be performed or cannot be performed on time, the Party facing the force majeure events shall immediately notify the other Parties by express delivery or fax, and provide valid evidence of the force majeure event and the reasons why the Agreement cannot be performed or cannot be performed on time within fifteen (15) days of the force majeure event. The Parties shall negotiate to terminate the Agreement, partially exempt the responsibility for performing the Agreement, or postpone the performance of the Agreement in view of the extent of the impact of force majeure event on the performance of the

Agreement.

17.8	Simplified Agreement

To complete the procedures for changing the registration of this investment, the Parties agree to sign a simplified investment agreement in accordance with the provisions and formats required by the market regulation authority. The Parties agree that the simplified agreement is only for the purpose of Registration of Changes, and the rights and obligations of the Parties regarding this investment shall be subject to the Agreement and its Schedules.

17.9	Supplementary Agreement

The Parties may carry out further negotiations and sign a written supplementary agreement for the matters not covered in the Agreement

17.10	Copies of the Agreement

The Agreement is made in quadruplicate, with the Company Group holding one copy, the Current Shareholder holding one copy, and the Investors holding one copy each, each of the above has equal legal effect.

(No text below)

(This page is the signature page for the Investment Agreement of Gaohuiqiangxue Software (Hainan) Co., Ltd.)

Target Company Gaohuiqiangxue Software (Hainan) Co., Ltd.

Legal representative (Signature): _/s/ Cong Mingjun________________(Company seal affixed)

Yichun Gaohui: Yichun Gaohui Qiangxue Technology Services Co., Ltd.

Legal representative (Signature): __/s/ Feng Shenghuan _______________(Company seal affixed)

(This page is the signature page for the Investment Agreement of Gaohuiqiangxue Software (Hainan) Co., Ltd.)

Current Shareholder: Beijing Tarena Jinqiao Technology Co., Ltd.;

Legal representative (Signature): __/s/ Han Shaoyun_______________(Company seal affixed)

(This page is the signature page for the Investment Agreement of Gaohuiqiangxue Software (Hainan) Co., Ltd.)

Investor: Beijing Weike Xinneng Education Technology Co., Ltd.

Legal representative or authorized representative (Signature): __/s/ Bai Yunfeng________(Company seal affixed)

(This page is the signature page for the Investment Agreement of Gaohuiqiangxue Software (Hainan) Co., Ltd.)

Investor: Han Shaoyun

(Signature): __/s/ Han Shaoyun_______________

(This page is the signature page for the Investment Agreement of Gaohuiqiangxue Software (Hainan) Co., Ltd.)

Restructured Company Group entities:

Yunnan Tarena Yingcai Technology Co., Ltd. Signature: /s/ Li Ling ________________________________ (Company seal affixed) Legal representative: Li Ling	Guizhou Tarena Yingcai Tianyi Technology Co., Ltd. Signature: /s/ Li Ling ________________________________ (Company seal affixed) Legal representative: Li Ling
Nanjing Tarena Software Co., Ltd. Signature: (Company seal affixed) /s/ Han Shaoyun____________________________ Legal representative: Han Shaoyun	Chengdu Tarena Yingcai Tianyi Technology Co., Ltd. Signature: (Company seal affixed) /s/ Feng Shenghuan_________________________ Legal representative: Feng Shenghuan
Chongqing Tarena Teruina Software Co., Ltd. Signature: /s/ Feng Shenghuan __________________ (Company seal affixed) Legal representative: Feng Shenghuan	Shenzhen Tarena Weishang Software Co., Ltd. Signature: /s/ Feng Shenghuan _________________ (Company seal affixed) Legal representative: Feng Shenghuan
Beijing Yingcai Tianyi Technology Co., Ltd. Signature: /s/ Han Shaoyun___________________________ (Company seal affixed) Legal representative: Han Shaoyun	Qingdao Branch of Beijing Yingcai Tianyi Technology Co., Ltd. Signature: /s/ Feng Shenghuan __________________ (Company seal affixed) Legal representative: Feng Shenghuan

Restructuring Agreement Entered into between

Yichun Gaohui Qiangxue Technology Services Co., Ltd.

Yichun Gaohui Qiangxue Technical Service Co., Ltd.

And

Tarena Technology Group Co., Ltd. and

Other related parties

Restructuring Agreement

April 2023

Contents

Article I	Restructuring	2

Article II	Taxes and Dues	12

Article III	Representations and Warranties; Commitments	12

Article IV	Liability for Breach of Contract	14

Article V	Force Majeure	15

Article VI	Applicable Law and Dispute Settlement	15

Article VII	Notice and Delivery	16

Article VIII	Validation, Amendment and Cancellation of the Agreement	16

Article IX	Miscellaneous	17

Schedule I:	College Business Entities

Schedule II:	Schedule of Injection Assets

Schedule III:	Schedule of Divestiture Assets

Schedule IV:	Registered Trademarks

Schedule V:	List of Systems

Schedule VI:	List of Courses

Schedule VII:	Fixed Assets

Schedule VIII:	Proprietary Premises

Appendix I:	Template of Equity Transfer Agreement

Restructuring Agreement

This Restructuring Agreement (hereinafter referred to as the "Agreement") is entered into on April 28, 2023 (hereinafter "Signing Date") in Beijing, China between the following parties:

1.

Gaohuiqiangxue Software (Hainan) Co., Ltd. (hereinafter "Hainan Gaohui Qiangxue"), a limited liability company registered in China, uniform social credit code: ***, legal representative: Cong Mingjun, registered address: Building 8809, Woke Park, Hainan Ecological Software Park, Laocheng High-tech Industry Demonstration Area, Hainan Province.

2.

Yichun Gaohui Qiangxue Technology Services Co., Ltd. (hereinafter "Yichun Gaohui Qiangxue"), a limited liability company registered in China, uniform social credit code: ***, Legal representative: Feng Shenghuan, registered address: Room 202, Floor 2, Intelligent Party Building Center, No.968, Xiujiangdong Road, Yuanzhou District, Yichun City, Jiangxi Province.

3.

Tarena Technology Group Co., Ltd. (hereinafter "Tarena"), a limited liability company registered in China, uniform social credit code: ***, Legal representative: Han Shaoyun, registered address: Room 3709, No.18, West Road of North Third Ring, Haidian District, Beijing

4.

Beijing Tarena Jinqiao Technology Co., Ltd. (hereinafter "Tarena Jinqiao"), a limited liability company registered in China, uniform social credit code: ***, legal representative: Han Shaoyun, registered address: Room 501-7, Block A, Building 1, Yard 195, Huilongguan East Street, Changping District, Beijing.

5.	The entities set out in Schedule I-A of the Agreement (hereinafter "Injection Entities").

The above parties are collectively referred to as the "Parties" and each of them is individually referred to as a "Party".

Whereas:

1. Tarena International, Inc., registered in Cayman Islands, is currently publicly listed in Nasdaq Stock Exchange (hereinafter "Listed Company"). The Listed Company and all entities owned or otherwise controlled by the Listed Company (hereinafter collectively referred to as "Company Group") engages in College Business (defined below), IT and internet vocational training, and quality education for children and adults, etc. For the purpose of the Agreement, "College Business" refers to the college project procurement business implemented in cooperation with or by virtue of the resources of colleges and universities including, but not limited to, providing IT training software, hardware, courses and services to colleges and universities, school-enterprise cooperation with colleges and universities, college profession co-development business related to IT training, and college student training business which provides IT vocational skill training to students and graduates of colleges and universities.

2. Hainan Gaohui Qiangxue is a limited liability company duly incorporated and legally existing pursuant to the laws of China, founded in September 22, 2015, with a registered capital of CNY 10 Million. Tarena Jinqiao holds 100% equity of Hainan Gaohui Qiangxue, and Yichun Gaohui is a wholly-owned subsidiary of Hainan Gaohui Qiangxue. Tarena is a wholly-owned subsidiary of the Listed Company, and controls Tarena Jinqiao through a series of control agreements, thereby further controlling Hainan Gaohui Qiangxue and Yichun Gaohui Qiangxue. Hainan Gaohui Qiangxue, Yichun Gaohui Qiangxue and their future subordinate entities (hereinafter "Gaohui Qiangxue Group") focus on College Business. The entities dealing in College Business, other than Gaohui Qiangxue Group, in the Company Group (including, but not limited to, the entities listed in Schedule I of the Agreement, and Tarena and Tarena Jinqiao, hereinafter collectively referred to as "College Business Entities"; the College Business Entities other than the Injection Entities are hereinafter collectively referred to as "Other College Business Entities") hold relevant business contracts, assets and liabilities and personnel of College Business, therefore the Company Group intends to transfer the relevant business contracts, assets and liabilities and personnel of College Business to Gaohui Qiangxue Group correspondingly.

3. The Parties above, through amicable negotiation and in accordance with relevant laws and regulations of the People's Republic of China, hereby enter into the Agreement as follows, for mutual compliance.

Article IRestructuring

1.1	Restructuring

The subject of the Restructuring includes: (1) 100% equity of the Injection Entities, and the business contracts, assets and liabilities and personnel in relation to R&D, sales, delivery and all other aspects of College Business held by Other College Business Entities (hereinafter referred to as "Injection Restructuring Target"); And (2) Assets and liabilities and personnel irrelevant to College Business, held by the Injection Entities and Gaohui Qiangxue Group (hereinafter "Divestiture Restructuring Target").

The mode of the Restructuring is: (1) The College Business Entities shall transfer the Injection Restructuring Target formed in the period up to the Restructuring Base Date (as defined below, similarly hereinafter) (hereinafter referred to as "Injection Assets") to Gaohui Qiangxue Group as agreed in the Agreement, and as from the Restructuring Base Date, the newly created Injection Restructuring Target shall be directly entered into or held by Gaohui Qiangxue Group; (2) The Injection Entities and Gaohui Qiangxue Group shall transfer the Divestiture Restructuring Target formed in the period up to the Restructuring Base Date (hereinafter referred to as "Divestiture Asset") to Tarena as agreed in the Agreement, and as from the Restructuring Base Date, the newly created Divestiture Restructuring Target shall be directly entered into or held by Tarena (the above are collectively referred to as the "Restructuring").

1、 Injection Asset

(1) Equity: 100% equity of Injection Entities (see details in Schedule I-A: List of Injection Entities)

(2) Assets and liabilities: For business assets and liabilities related to College Business formed in the period up to the Restructuring Base Date by Other College Business Entities, please refer to Schedule II-A: Injection Business Assets and Business Liabilities for preliminary details, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date.

(3) Business contracts: Outstanding business contracts being performed related to Other College Business Entities and College Business. Refer to Schedule II-B: Injection Business Contracts for preliminary details, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date (hereinafter referred to "Business Contracts")

(4) Personnel: For the personnel in the College Business Entities specializing in dealing or supporting College Business, refer to Schedule II-C: Business Personnel, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date (hereinafter referred to "Business Personnel")

2、Divestiture Assets

(1) Assets and liabilities: Business assets and liabilities irrelevant to College Business formed in the period up to the Restructuring Base Date by Gaohui Qiangxue Group and Injection Entities, please refer to Schedule III-A: Divestiture Creditor's Rights and Liabilities and Schedule III-B: Divestiture Lease Premises for preliminary details, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date.

(2) Personnel: For the personnel of Gaohui Qiangxue Group and Injection Entities irrelevant to College Business, refer to Schedule III-C: Divestiture Personnel for preliminary details, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date.

3、Use of Brands and Trademarks

In addition to the above Injection Assets, the registered trademarks of the entities of the Company Group other than Gaohui Qiangxue Group and Injection Entities (hereinafter "Tarena Group"), which are required by the operation of College Business (preliminary details are set out in Schedule IV: Registered Trademarks, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) and the "Tarena" brand (hereinafter collectively "College Business Authorized Brands and Trademarks"), provided that (i) the controlling shareholder (as defined below) and Gaohui Qiangxue Group comply with the provisions of the Agreement and the Hainan Gaohui Qiangxue Investment Agreement (as defined below), and the control right of Hainan Gaohui Qiangxue remains unchanged, (ii) the use of College Business Authorized Brands and Trademarks by

Gaohui Qiangxue Group shall not create any adverse impact on the reputation, good will and other aspects of Tarena Group, (iii) Gaohui Qiangxue Group shall not damage the interests of Tarena Group on basis of the College Business Authorized Brands and Trademarks, and (iv) College Business Authorized Brands and Trademarks can be solely used for College Business, Tarena Group agrees to grant a non-exclusive use license of the College Business Authorized Brands and Trademarks to Gaohui Qiangxue Group free of charge, which can be sub-licensed within the scope of the entities controlled by Gaohui Qiangxue Group, and the term of licensing is five years. Prior to the expiry of the licensing term, Gaohui Qiangxue Group may negotiate with Tarena Group to extend it, and the territory of licensing is China Mainland. Tarena further agrees that, Tarena shall submit the application of withdrawing the "Tarena Gaohui Qiangxue" trademark registration to the trademark registration authority as soon as possible, and shall not apply for the trademark registration of "Tarena Gaohui Qiangxue". Gaohui Qiangxue Group shall be entitled to, on basis of co-branding with Tarena Group, use the brand of "Tarena Gaohui Qiangxue" for a long term free of charge, when engaging in College Business in the territory of China.

Gaohui Qiangxue Group hereby agrees and acknowledges that, (1) Gaohui Qiangxue Group shall use the College Business Authorized Brands and Trademarks according to relevant laws and regulations and the authorization requirements of Tarena Group, and act positively to maintain the brand image of Tarena Group, and (2) subject to any other provisions of the Agreement, provided that the authorization from Tarena Gruop is obtained and Tarena Group complies with these agreements on the use of brands and trademarks set out in this clause, Gaohui Qiangxue Group shall be allowed to only use the co-brand of "Tarena Gaohui Qiangxue" for developing and expanding the College Business, and shall not separately create or use any other brands.

For the purpose of the Agreement, (1) "Hainan Gaohui Qiangxue Subsequent Financing" refers to the investment of CNY 50,000,000 to be received by Hainan Gaohui Qiangxue from Beijing Weike Xinneng Education Technology Co., Ltd. (hereinafter "Beijing Weike") and Han Shaoyun to acquire 80% of the post-closing shareholding of Hainan Gaohui Qiangxue (in which Beijing Weike proposes to make an investment of CNY 43,750,000 to obtain 70% of the equity of Hainan Gaohui Qiangxue and Han Shaoyun proposes to make an investment of CNY 6,250,000 to obtain 10% of the equity of Hainan Gaohui Qiangxue following the investment); (2) "Hainan Gaohui Qiangxue Investment Agreement" refers to, in respect of Hainan Gaohui Qiangxue Subsequent Financing, the investment agreement entered into between Hainan Gaohui Qiangxue, Tarena Jinqiao, Beijing Weike, Han Shaoyun and other related parties; and (3) "Hainan Gaohui Qiangxue Controlling Shareholder" refers to Beijing Weike, the controlling shareholder following the consummation of Hainan Gaohui Qiangxue Subsequent Financing.

4、Use of Systems

In addition to the above Injection Assets, in respect of the systems of the Company Group necessary to the operation of College Business (including business systems, education systems and functional systems, refer to Schedule V: List of Systems for preliminary details, Subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) (hereinafter "Systems"), provided that (i) Hainan Gaohui Qiangxue Controlling Shareholder and Gaohui Qiangxue Group comply with relevant provisons of the Agreement and the Hainan Gaohui Qiangxue Investment Agreement, and the control right of Hainan Gaohui Qiangxue remains unchanged, (ii) the use of Systems by Gaohui Qiangxue Group shall not create any adverse impact on the reputation, good will and other aspects of Tarena Group, and (iii) Gaohui Qiangxue Group shall not damage the interests of Tarena Group on basis of the Systems, Tarena Group agrees to undertake a separate local deployment in respect of the College Business by replicating the complete system and removing any data relating to the Company Group's business other than the College Business from the replicated system (hereinafter the "Locally Deployed System"). Tarena Group agreed to grant Gaohui Qiangxue Group a long-term license to use the Locally Deployed System free of charge. Tarena Group shall warrant that each Locally Deployed System meets the usage requirements of Gaohui Qiangxue Group and shall take reliable technical measures to isolate the entities of the Company Group other than Gaohui Qiangxue Group from accessing any data of the Locally Deployed System. Hainan Gaohui Qiangxue shall bear the cost of labor incurred in the local deployment of the system and the cost of the required servers. Tarena Group agrees to provide technical support for subsequent upgrades and iterations of the Locally Deployed System at the request of Gaohui Qiangxue Group, and Hainan Gaohui Qiangxue shall bear the cost of labor and other expenses incurred by Tarena Group in providing such technical support. For the avoidance of doubt, Tarena Group is entitled not to provide the source code of the System for Gaohui Qiangxue Group.

5、Courses

In addition to the above Injection Assets, in respect of the courses to which the Company Group has intellectual property rights, which are necessary to the operation of College Business (including the courses involved in the to-be-completed college professional co-development business and college student training business, refer to Schedule VI: List of Courses for preliminary details, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) (hereinafter "Courses"), provided that (i) Hainan Gaohui Qiangxue Controlling Shareholder and Gaohui Qiangxue Group comply with the provisions of the Agreement and the Hainan Gaohui Qiangxue Investment Agreement, and the control right of Hainan Gaohui Qiangxue remains unchanged, (ii) the use of Courses by Gaohui Qiangxue Group shall not create any adverse impact on the reputation, good will and other aspects of Tarena Group, and (iii) Gaohui Qiangxue Group shall not damage the interests of Tarena Group on basis of the Courses, Tarena Group agrees that Gaohui Qiangxue Group may use the Courses free of charge for the purpose of operating To B College Business (as defined in Hainan Gaohui Qiangxue Investment Agreement). The Courses authorized to Gaohui

Qiangxue Group for use shall be confined to their current condition, and Tarena Group shall not be obligated to update and iterate the Courses. For Courses that are required by the college student training business, Gaohui Qiangxue Group has the right to use the Course free of charge till the date of students use up the class hours agreed in the training contracts duly signed on or before the date of execution of the Agreement.

6、Fixed Assets

In addition to the above Injection Assets, in respect of the fixed assets necessary to the operation of College Business (see preliminary details in Schedule VII: Fixed Assets, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) (hereinafter "Fixed Assets"), provided that (i) Hainan Gaohui Qiangxue Controlling Shareholder and Gaohui Qiangxue Group comply with the provisions of the Agreement and the Hainan Gaohui Qiangxue Investment Agreement, and the control right of Hainan Gaohui Qiangxue remains unchanged, (ii) the lease of Fixed Assets by Gaohui Qiangxue Group shall not create any adverse impact on the reputation, good will and other aspects of Tarena Group, and (iii) Gaohui Qiangxue Group shall not damage the interests of Tarena Group on basis of the Fixed Assets, Tarena Group agrees that Gaohui Qiangxue Group may lease and use the Fixed Assets from relevant entities of Tarena Group which hold relevant Fixed Assets, and the lease term shall be determined by Tarena Group and Gaohui Qiangxue Group through amicable negotiation. The lease price shall be subject to annual depreciation of assets, and Gaohui Qiangxue Group shall be obligated to bear the costs of management, maintenance and repair of relevant Fixed Assets.

7、Use of Premises

In addition to the above Injection Assets, in respect of the premises owned by Tarena Group through proprietary ownership, which are necessary to the operation of College Business (see preliminary details in Schedule VIII: Proprietary Premises, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) (hereinafter "Proprietary Premises"), provided that (i) Hainan Gaohui Qiangxue Controlling Shareholder and Gaohui Qiangxue Group comply with the provisions of the Agreement and the Hainan Gaohui Qiangxue Investment Agreement, and the control right of Hainan Gaohui Qiangxue remains unchanged, (ii) the lease of Proprietary Premises by Gaohui Qiangxue Group shall not create any adverse impact on the reputation, good will and other aspects of Tarena Group, and (iii) Gaohui Qiangxue Group shall not damage the interests of Tarena Group on basis of the Fixed Assets, Tarena Group agrees that Gaohui Qiangxue Group may lease and use the Proprietary Premises, the lease term shall be determined by Tarena Group and Gaohui Qiangxue Group through amicable negotiation, the lease price shall not be higher than the reasonable market price, the lease payment shall be settled on a monthly basis (calender month) and the specific settlement arrangement shall be separately determined by Tarena Group and Gaohui Qiangxue Group through negotiation after the execution of the Agreement.

1.2	Closing

Following the execution of the Agreement, the Parties shall effect the closing of the Injection Assets and Divestiture Assets as agreed in the Agreement as soon as possible, and the specific closing method is:

1. Delivery of Injection Assets

(1)	Injection Entities

In respect of Schedule I-A: List of Injection Entities, the current shareholders of Injection Entities shall, prior to the Closing Date, (1) enter into the Equity Transfer Agreement in the form as Appendix I: Template of Equity Transfer Agreement with Gaohui Qiangxue Group, transfer the 100% equity of each Injection Entity at the consideration of CNY 1.00 to Gaohui Qiangxue Group, replace the directors/executive directors, supervisors, legal representatives, general managers, financial directors and other senior management of Injection Entities with the nominees designated by Gaohui Qiangxue Group, and complete the registration of change of business for the said matters; (2) Hand over all seals, stamps, materials, documents and certificates related to the business operation of Injection Entities to Gaohui Qiangxue Group.

(2)	Business assets and liabilities

According to Schedule II-A: Injection Business Assets and Liabilities, wherein: (a) In respect of the Lease Premises necessary to external lease and use for operation of College Business by College Business Entities (see preliminary details in Schedule II-A: Injection Business Assets and Business Liabilities - Lease Premises, subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) (hereinafter "Lease Premises"), relevant tenant shall urge the leaser to enter into a lease contract with Gaohui Qiangxue Group, so that Gaohui Qiangxue Group may lease and use relevant Lease Premises based on equivalent terms and conditions. If it is infeasible to enter into a new lease contract, then, on the premise of not violating laws, regulations and agreements with the counterparties, from April 30, 2023 (hereinafter "Restructuring Base Date") to the expiry date of the lease contract set out in Schedule II-A (hereinafter "Lease Contract Transition Period"), the rights and obligations of the tenant under the aforesaid lease contract shall be transferred from relevant College Business Entities to Gaohui Qiangxue Group (including, but not limited to, Gaohui Qiangxue Group shall assume the rent payment obligation under the lease contract and has the right to use the Lease Premises, and, if relevant College Business Entities have paid the rent to the contract counterparties concerning the lease in the Lease Contract Transition Period, then Gaohui Qiangxue Group shall pay the corresponding rent to Relevant College Business Entities or their designated parties) (Hereinafter "Lease Contract Transfer"). In the Lease Contract Transition Period, College Business Entities and Gaohui Qiangxue Group shall cooperate with each other to ensure the performance of the rights and obligations under the lease contract. If the counterparty of the lease contract requires relevant College Business Entities to assume any liability or if relevant College Business Entities suffer any losses due to causes attributable to Gaohui Qiangxue Group (however, except any losses incurred for the aforesaid Lease Contract Transfer due to any sublease without the leaser's consent or for violation of the lease contract), Gaohui Qiangxue Group shall provide a compensation in full amount of the losses to Relevant College Business Entities, to the effect that relevant College Business Entities are harmless from any losses. College Business Entities shall obtain the consent from the lease contract counterparty concerning the matters of Lease Contract Transfer, otherwise shall provide a compensation in full amount of any losses incurred thereby to Gaohui Qiangxue Group, to the effect that relevant Gaohui Qiangxue Group are harmless from any losses. From the Restructuring Base Date, new use of any premises due to engagement in College Business shall be subject to the conclusion of a lease contract by Gaohui Qiangxue entities; (b) In respect of the "Gaohui Qiangxue" trademark held by College Business Entities (see details in Schedule II-A: Injection Business Assets and Business Liabilities - Injection Trademarks) (hereinafter "Injection Trademarks"), the College Business Entities shall transfer the Injection Trademarks to Gaohui Qiangxue Group free of charge. (c) In respect of other business creditor's rights and business liabilities related to College Business (subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date), relevant College Business Entities and Gaohui Qiangxue Group shall transact relevant delivery and handover formalities for the business creditor's rights and business liabiliteis formed up to the Restructuring Base Date, including delivery of all relevant documents, vouchers and materials and completion of corresponding fund transfer, and both parties shall enter into written delivery and handover documents; In terms of creditor's right, relevant College Business Entities shall notify the debtors in writing; In terms of liabilities, relevant College Business Entities shall obtain the written consents from the creditors. From the Restructuring Base Date, any newly accrued business creditor's rights and business liabilities for dealing in College Business shall be assumed and undertaken by Gaohui Qiangxue entities.

(3)	Business Contracts

In respect of Business Contracts, on the premise of not violating laws, regulations and agreements made with counterparties, the rights and obligations of the College Business Entities under business contracts as from the Restructuring Base Date to the expiry date of a business contract (hereinafter "Business Contract Transition Period"), the rights and obligations of the college business entities under the Business Contracts shall be transferred from relevant College Business Entities to Gaohui Qiangxue Group (hereinafter "Business Contract Transfer"). In the Business Contract Transition Period, College Business Entities and Gaohui Qiangxue Group shall cooperate with each other so as to ensure the performance of the rights and obligations under the Business Contracts. Tarena Group, Gaohui Qiangxue Group and Other College Business Entities shall enter into a settlement agreement satisfactory to all Parties, so as to ensure consummation of Business Contract Transfer. The amount under the Business Contracts shall be settled on a monthly basis (calendar month), and the specific settlement arrangements shall be separately negotiated and determined by Tarena Group and Gaohui Qiangxue Group in the settlement agreement. If the counterparty of the Business Contracts requires relevant College Business Entities to assume any liability or if relevant College Business Entities suffer any losses due to causes attributable to Gaohui Qiangxue Group (however, except any losses incurred for the aforesaid Business Contract Transfer without the consent of the business contract counterparty or for violation of the business contract), Gaohui Qiangxue Group shall provide a compensation in full amount of the losses to Relevant College Business Entities, to the effect that relevant College Business Entities are harmless from any losses. College Business Entities shall obtain the consent from the  Business Contracts counterparty concerning the matters of Business Contract Transfer, otherwise shall provide a compensation in full amount of any losses incurred thereby to Gaohui Qiangxue Group, to the effect that relevant Gaohui Qiangxue Group are harmless from any losses. From the Restructuring Base Date, any business contract to be newly concluded as necessary to the engagement in College Business shall be effected by Gaohui Qiangxue entities.

(4)	Business personnel

Employees, contract workers and interns of business personnel shall respectively negotiate with their employers (including Injection Entities and Other College Business Entities, as the case may be) to transfer their respective labor relations, contract relations and internship relations to relevant legal entities, and enter into new employment contracts, labor contracts and internship contracts with Gaohui Qiangxue Group correspondingly. In terms of the employees, Gaohui Qiangxue Group shall inherit the employment relations for continued contribution of social security and housing provident fund and make the best commercially reasonable efforts to ensure team stability, e.g. successive measurement of service years. As from the Restructuring Base Date, Gaohui Qiangxue Group shall bear the costs of salaries payable to such employees, contract workers and interns, as well as the social security and housing provident fund of such official employees. In addition, in respect of the flexible personnel as preliminarily described in Schedule II-C: Business Personnel (subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date), the College Business Entities shall procure that Fujian Rongyu Information Technology Co., Ltd. (hereinafter "Outsourcing Company") shall enter into a relevant labor outsourcing contract with Gaohui Qiangxue Group under terms and condition not less favorable to those with the College Business Entities, to the effect that the Outsourcing Company shall provide labor outsourcing to Gaohui Qiangxue Group, such flexible personel shall provide specific services to Gaohui Qiangxue Group, and Gaohui Qiangxue Group bears the corresponding outsourcing service expenses.

2. Delivery of Divestiture Assets

(1)	Business assets and liabilities

According to Schedule III-A: Divestiture Creditor's Rights and Liabilities, wherein: (a) In respect of other payables formed by capital transactions between Gaohui Qiangxue Group and Injection Entities and Tarena Group, Tarena Group agrees to exempt such payables on the Restructuring Base Date; in respect of other payables formed by capital transactions between Tarena Group and Gaohui Qiangxue and Injection Entities, Gaohui Qiangxue Group agrees to exempt such payables on the Restructuring Base Date; (b) In respect of other Divestiture Creditor's Rights and Liabilities, such Divestiture Creditor's Rights and Liabilities shall be substantially assumed and undertaken by Tarena Group from the Restructuring Base Date, Tarena Group shall settle off the same before the Closing Date and carry out capital settlement (where appropriate) with Gaohui Qiangxue Group, and the specific settlement mode shall be separately negotiated and determined by Tarena Group and Gaohui Qiangxue Group following the execution of the Agreement.

For avoidance of doubt, the Parties acknowledge and agree that, (i) the settlement of relevant capitals for the creditor's rights and liabilities under the Agreement shall include the corresponding settlement of relevant entities for the Injection Restructuring Target ; and (ii) In respect of the controlled account opened by Hainan Gaohui Qiangxue at Chengmai Sub-branch of China Construction Bank (account number: ***) as required by the cooperative college "North China University of Science and Technology", it is proposed to complete delocking of funds upon business project acceptance before April 30, 2023. If the delocking of funds fails before April 30, 2023 due to unsatisfactory business acceptance or other causes, Gaohui Qiangxue shall promply make the payment of CNY 1,736,900 to Tarena Group after subsequent delocking of funds.

In respect of the Lease Premises preliminarily described in Schedule III-B: Divestiture Lease Premises ( subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date), Gaohui Qiangxue Group shall terminate the lease contract and property management contract of the Lease Premises, thereby the leaser and Tarena shall enter into a lease contract and a property management service agreement correspondingly. If the termination and the new agreement conclusion described above are not feasible due to actual implementation restrictions, the rights and obligations of the tenant under the said contract shall be transferred from Gaohui Qiangxue Group to Tarena (including, but not limited to, Tarena shall undertake the payment obligation under such contract and have the right of and to the divestiture Lease Premises; if Gaohui Qiangxue has already paid the rent and property management fee for the lease in the divestiture Lease Contract Transition Period to the contract counterparty, Tarena shall pay the corresponding rent and property management fee to Gaohui Qiangxue Group and its designated party) from the Restructuring Base Date to the expiry date of the lease contract and property management contract of the divestiture Lease Premises (hereinafter "Divestiture Lease Premises Transition Period"), the specific settlement mode shall be subject to separate negotiation and determination by Tarena Group and Gaohui Qiangxue Group following the execution of the Agreement.

(2)	Business personnel

The personnel preliminarily described in Schedule III-C: Divestiture Personnel (subject to written confirmation by Tarena and Gaohui Qiangxue Group after the Restructuring Base Date) shall negotiate with their respective current employers (including Gaohui Qiangxue Group and Injection Entities) to terminate their labor relations, and enter into new labor contracts with Tarena Group and the new entitties by law, thereby the new entities designated by Tarena Group shall inherit the employment relations for social security, housing provident fund and service years. From the Restructuring Base Date, the new entities designated by Tarena Group shall bear the costs of salaries, social security and housing provident fund for such personnel.

3. Closing Date

The completion date of the closing formalities for the aforesaid Injection Assets and Divestiture Assets shall be the Closing Date. Unless otherwise agreed in the Agreement, from the Restructuring Base Date, Gaohui Qiangxue Group and Injection Entities shall substantially enjoy all the rights and interests of and to the corresponding Injection Assets and assume all corresponding obligations, and shall not substantially enjoy any rights and interests of and to the corresponding Divestiture Assets nor assume any corresponding obligations.

1.3	Transition period

From the Restructuring Base Date to September 30, 2023 (hereinafter "Transition Period"), in order to assist Gaohui Qiangxue Group in implementing the college procurement business and college major co-development business, provided that the prior written consent from Hainan Gaohui Qiangxue is obtained, College Business Entities may act on their own accounts to enter into a business contract for the said businesses (hereinafter "Transition Period Business Contract"), and outsource all businesses under the Transition Period Business Contract to Gaohui Qiangxue Group to the effect that Gaohui Qiangxue Group shall substantially undertaken all businesses under the Transition Period Business Contract, and the outsourcing service fee shall be equal to the amount received by College Business Entities under the Transition Period Business Contract. In the transition period, the College Business Entities shall make commercially reasonable efforts to assist Gaohui Qiangxue Group in obtaining relevant qualifications, certificates and eligibility for the cooperation with institutions of higher education. If the College Business Entities enter into the Transition Period Business Contract, the amount of the business contract shall be settled on a monthly basis (calendar month), and the specific settlement arrangement shall be subject to separate negotiation and determination by Tarena Group and Gaohui Qiangxue Group following the execution of the Agreement.

In the transition period, unless otherwise agreed in  the Transition Period Business Contract and the Hainan Gaohui Qiangxue Investment Agreement, any new contracts related to College Business shall be subject to signature by Gaohui Qiangxue Group.

After the transition period, unless otherwise agreed in the Hainan Gaohui Qiangxue Investment Agreement, any new contracts related to College Business shall be subject to signature by Gaohui Qiangxue Group.

College Business Entities shall comply with relevant provisions pertaining to Tarena Group under the Hainan Gaohui Qiangxue Investment Agreement, including, but not limited to, relevant provisions providing for non-competition with Tarena Group.

Article IITaxes and Dues

Any taxes and expenses incurred by the Restructuring shall be borne by the Parties respectively by law.

Article IIIRepresentations and Warranties; Commitments

3.1	Representations and warranties of the Parties; Commitments

1、The Parties are companies legally incorporated and validly existing pursuant to the laws of their respective jurisdictions, have taken all necessary actions for the authorization, execution and performance the Agreement, and have the rights and powers to sign and perform the Agreement and complete the Restructuring. The Agreement shall constitute effective, legally binding and enforceable obligations on the Parties according to the provisions of the Agreement, upon execution of the Agreement by the Parties.

2、The conclusion and performance of the Agreement by the Parties do not violate any laws and regulations, the normative documents of regulatory authorities, and the rules and regulations of the Parties, nor violate any contracts, agreements and other legal instruments entered into by the Parties with any other parties, nor lead to any judgments, verdicts and orders issued by any courts, government bodies and regulatory authorities.

3、There aren't any pending or potential disputes, claims, litigations, investigations or other government procedures which are brought against or influential on any Party, which may impede or attempt to impede, prevent or delay any Party from entering into the Agreement or completing the transaction contemplated hereunder.

4、The Parties will perform relevant procedures of the Restructuring according to the requirements of relevant laws and regulations. Simultaneously, the Parties will positively provide assistance and cooperation for various delivery work and formalities under the Agreement.

5、The Parties shall comply with any and all provisions of the Agreement, and shall not act in any way which goes against the purpose of the Agreement.

3.2	Representations and warranties of College Business Entities; Commitments

1、Tarena Jinqiao and Tarena severally and jointly represent and warrant to Gaohui Qiangxue Group, as of the Signing Date of the Agreement and the Closing Date: (a) Relevant College Business Entities shall be legally entitled to transfer the corresponding Injection Assets to Gaohui Qiangxue Group and complete the Restructuring under the Agreement. (b) There aren't any disputes, controversies or claims in relation to such Injection Assets, College Business Authorized Brands and Trademarks, Systems, Courses, Fixed Assets and Proprietary Premises. (c) The Injection Assets, College Business Authorized Brands and Trademarks, Systems, Courses, Fixed Assets and Proprietary Premises are not pledged, transferred, or guaranteed for or by any third parties (if applicable), nor subject to any third-party rights or restrictions (if applicable). (d) The Injection Assets, College Business Authorized Brands and Trademarks, Systems, Courses, Fixed Assets, Proprietary Premises and remaining businesses are the total businesses, assets, liabilities and personnel in relation to College Business; The Injection Assets, and the rights vested in Gaohui Qiangxue Group under the Agreement concerning the Injection Assets, College Business Authorized Brands and Trademarks, Systems, Courses, Fixed Assets and Proprietary Premises, and the assets and rights currently held by Gaohui Qiangxue Group constitute the total assets and rights necessary to the operation of College Business by Gaohui Qiangxue Group.

2、Tarena Jinqiao and Tarena severally and jointly represent and warrant to Gaohui Qiangxue Group, as of the Signing Date of the Agreement and the Closing date, (a) the Injection Entities hold all the approvals issued by government bodies and third parties required by the engagement in the main business, and have completely complied with the requirements of any and all laws and regulations applicable to their business conduct or operation and the ownership, management and use of any of their assets and property. (b) There aren't any mortgages, pledges or other encumbrances on the equity of the Injection Entities, and the equity of the Injection Entities is neither subject to any preemptive rights, options, sales arrangements or any third-party rights. (c) The financial information disclosed by the Injection Entities to Gaohui Qiangxue Group is authentic, accurate and complete, without fraudulent or misleading representations, and comply with the generally accepted accounting principles in China. (d) There aren't any pending, imminent or potential litigations, arbitrations, administrative investigations or other legal or administrative procedures brought against or influential on the Injection Entities and/or the assets, rights, licensing rights or business of the Injection Entities.

3、Tarena Jinqiao and Tarena severally and jointly commit to Gaohui Qiangxue Group: If there are still any assets and rights related to the College Business held by the Company Group and the College Business Entities that are not included in the Injection Assets, College Business Authorized Brands and Trademarks, Systems, Courses, Fixed Assets and Proprietary Premises, then relevant members of the Company Group holding relevant assests and rights of such College Business and the College Business entities shall not directly or indirectly transfer or dispose such assets or rights or set any encumbrances upon such assets or rights, and shall immediately notify Gaohui Qiangxue Group in writing after becoming aware of such situation and negotiate on the matters of transfer.

4、Tarena Jinqiao and Tarena severally and jointly commit to Gaohui Qiangxue Group: From the Closing date, Gaohui Qiangxue Group shall be equipped with necessary and adequate assets, personnel, rights and other necessary conditions, and be capable of operating the College Business in a manner same with that of the College Business Entities and Gaohui Qiangxue Group as a whole before the Closing date.

5、Tarena and Tarena Jinqiao shall make the best to procure that the other members of the Company Group, and the College Business Entities and the members of Tarena Group shall comply with the provisions of the Agreement and cooperate with the Restructuring, including, but not limited to, signing and providing any necessary documents and taking any necessary measures, etc.

3.3

Unless otherwise agreed in the Agreement, any liabilities accrued in the business operation process of Gaohui Qiangxue Group following the Closing Date shall be irrelevant to Tarena Group, and Gaohui Qiangxue Group shall independently assume the corresponding liabilities and obligations.

Article IV Liability for Breach of Contract

Following the execution of the Agreement, upon either Party's non-performance of or untimely or inappropriate performance of its obligations under the Agreement, except for force majeure, such Party shall assume the default liability to the observant Party.

The Parties shall voluntarily perform the Agreement in the light of good faith and credibility. If any Party violates any of its representations, warranties or commitments under the Agreement, or fails to perform its obligations under the Agreement, it shall be a Defaulting Party which shall compensate for any losses incurred by the Non-Defaulting Party due to the breach of the Agreement (including any reasonable expenses incurred for mitigating the losses).

Notwithstanding any contrary provisions of the Agreement, the Parties acknowledge that, any and all obligations and liabilities of Tarena Group under the Agreement shall be limited to the amount whichever is the lowest in the following subparagraphs (1), (2) or (3): (1) All the equity held by Tarena in Hainan Gaohui Qiangxue, or any proceeds received by disposing the equity in good faith, (2) The amount of investment actually paid by the investors under the Hainan Gaohui

Qiangxue Investment Agreement (as defined in Hainan Gaohui Qiangxue Investment Agreement), or (3) RMB12,500,000, pre-investment valuation under the Hainan Gaohui Qiangxue Investment Agreement (as defined in Hainan Gaohui Qiangxue Investment Agreement).

Article VForce Majeure

5.1	Force majeure

A force majeure event described in the Agreement refers to any incident emerging following the execution date of the Agreement, which can't be predictable, insurmountable or unavoidable by the Party impacted by the incident, and which makes such Party impossible or infeasible to objectively perform the Agreement in part or in whole, including, but not limited to, flood, fire, typhoon, earthquake and other natural disasters, strike, riot, turmoil and war (declared or otherwise), legal provisions or any other applicable changes, etc.

5.2	Remedy for force majeure

In the event that a Party can't perform or can only partly perform the Agreement due to any force majeure event, such Party shall notify the other Party within three (3) working days from the date of its having knowledge of the force majeure event, and shall provide the details of the force majeure event and any effective evidence proving that the Agreement can't be performed or can only be partly performed within twenty (20) working days. The Party impacted by the force majeure event shall make endeavors to mitigate the losses incurred due to the force majeure event and protect the legal rights and interests of the other Party.

5.3	Performance under force majeure

The Parties to the Agreement agree that, in the period in which any force majeure event sustains, the Parties shall continue to perform the Agreement to the extent not impacted by the force majeure event.

5.4	Termination of the Agreement for force majeure

The Parties to the Agreement agree that, following the execution of the Agreement, if the Agreement can't be performed due to occurrence of any force majeure event, the Agreement shall terminate and the rights and obligations of the Parties shall be resumed to the state immediately prior to the Restructuring; If the resumption fails, the Parties shall separately enter into a supplementary agreement to agree on the matters of termination, provided that the interests of the Parties and their shareholders are not damaged.

Article VI Applicable Law and Dispute Settlement

6.1	Application of law

The execution, validity, performance, interpretation and dispute settlement of the Agreement shall be subject to the laws of the People's Republic of China.

6.2	Dispute settlement

Any dispute arising out of or in connection with the Agreement shall be preferably settled through amicable negotiation between the Parties. If such dispute can't be settled within thirty (30) days from the date when a Party submits the written notice requesting for dispute settlement through negotiation to the other Parties, then either Party may submit the dispute to the Beijing Arbitration Commission for arbitration pursuant to the arbitration rules of the commission. The arbitration shall be conducted in Beijing, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all the Parties.

Article VII Notice and Delivery

Any notices to the Parties under the Agreement shall be made in writing, and shall be delivered through personal delivery, registered mail, express mail or email, etc., and the delivery dates of the said measures of delivery shall be determined as per the following methods:

(1) Any notice, if sent personally, shall be deemed to have been delivered at the time of signature of the notified person, and any delivery without the signature of the notified person shall not be regarded as valid delivery;

(2) Any notice, if sent by mailing, shall be carried out by express mail and shall be deemed to have been delivered to the notified person upon forty-eight (48) hours of posting (postponed in case of legal holidays);

(3) Any notice, if sent by email or other means of communication, shall be deemed to have been delivered upon successful transmission.

Article VIII Validation, Amendment and Cancellation of the Agreement

8.1	Execution and validation of the Agreement

The Agreement shall come into effect on the Signing Date.

8.2	Amendment and cancellation of the Agreement

Any amendment, modification or supplementation to the Agreement shall be reflected in a written agreement signed by the Parties, and such written agreement shall constitute an integral part of the Agreement and have the same legal effect with the Agreement.

From the date of execution of the Agreement, neither Party shall terminate or rescind the Agreement, unless: (1) The Parties unanimously agree to terminate or rescind the Agreement; Or (2) upon occurrence of any circumstances where the Agreement can't be performed or the purpose of the Restructuring can't be realized; Or (3) Hainan Gaohui Qiangxue Investment Agreement is terminated for any reason.

Following the termination of the Agreement, the Parties shall, within six (6) months following the termination of the Agreement, resume the matters agreed in the Agreement to the state immediately prior to the execution of the Agreement, and any taxes and dues incurred thereby shall be borne by the Defaulting Party which causes the termination of the Agreement.

Article IX Miscellaneous

9.1If any one or more provisions of the Agreement or any other document in relation thereto is determined as invalid, illegal or unenforceable under any applicable laws, then: (1) The validity, legality and enforceability of the other provisions shall not be impacted and damaged, and the other provisions shall remain valid and effective to the fullest extent; (2) The Parties shall immediately replace with valid, legal and enforceable provisions which are most immediate to embody the purpose of the said invalid, illegal or unenforceable provisions.

9.2Any matters not specified in the Agreement shall be subject to the conclusion of supplementary agreements separately entered into by the Parties through amicable negotiation.

9.3The Schedules to the Agreement and their amendments made from time to time constitute an integral part of the Agreement, and if any inconsistence, the Schedules to the Agreement and their amendments shall prevail. Prior to the Closing Date of the Restructuring, the Parties may amend the Schedules through amicable negotiation, in accordance with the business requirements of the Parties.

9.4The Agreement is made in quadruplicate (4), with each signatory Party holding one (1) counterpart respectively, and all the counterparts shall have the same legal effect.

(No text below)

(This page is the signature page of the Restructuring Agreement, without main text)

Gaohuiqiangxue Software (Hainan) Co., Ltd.

Signature: /s/ Cong Mingjun

(Company seal affixed)

Legal representative: Cong Mingjun

(This page is the signature page of the Restructuring Agreement, without main text)

Yichun Gaohui Qiangxue Technology Services Co., Ltd.

Signature: /s/ Feng Shenghuan

(Company seal affixed)

Legal representative: Feng Shenghuan

(This page is the signature page of the Restructuring Agreement, without main text)

Tarena Technology Group Co., Ltd.

Signature: /s/ Han Shaoyun

(Company seal affixed)

Legal representative: Han Shaoyun

(This page is the signature page of the Restructuring Agreement, without main text)

Beijing Tarena Jinqiao Technology Co., Ltd.

Signature: /s/ Han Shaoyun

(Company seal affixed)

Legal representative: Han Shaoyun

(This page is the signature page of the Restructuring Agreement, without main text)

Injection Entities:

Yunnan Tarena Yingcai Technology Co., Ltd. (Company seal affixed) Signature: /s/ Li Ling Legal representative: Li Ling	Guizhou Tarena Yingcai Tianyi Technology Co., Ltd. (Company seal affixed) Signature: /s/ Li Ling Legal representative: Li Ling
Nanjing Tarena Software Co., Ltd. (Company seal affixed) Signature: /s/ Han Shaoyun Legal representative: Han Shaoyun	Chengdu Tarena Yingcai Tianyi Technology Co., Ltd. (Company seal affixed) Signature: /s/ Feng Shenghuan Legal representative: Feng Shenghuan
Chongqing Tarena Teruina Software Co., Ltd. (Company seal affixed) Signature: /s/ Feng Shenghuan Legal representative: Feng Shenghuan	Shenzhen Tarena Weishang Software Co., Ltd. (Company seal affixed) Signature: /s/ Feng Shenghuan Legal representative: Feng Shenghuan
Beijing Yingcai Tianyi Technology Co., Ltd. (Company seal affixed) Signature: /s/ Han Shaoyun Legal representative: Han Shaoyun	Qingdao Branch of Beijing Yingcai Tianyi Technology Co., Ltd. (Company seal affixed) Signature: /s/ Feng Shenghuan Legal representative: Feng Shenghuan